Exhibit 99.1

Applied Materials Announces Stockholder Approval of its Proposed

Combination with Tokyo Electron

SANTA CLARA, Calif., June 23, 2014 – Applied Materials, Inc. (NASDAQ: AMAT) announced today that its stockholders have approved its proposed business combination with Tokyo Electron Limited (TSE: 8035).

Approximately 99 percent of the shares voting at the Applied Materials special meeting of stockholders voted to adopt the parties’ Business Combination Agreement, dated September 24, 2013, as amended. This represents approximately 78 percent of shares of the company’s common stock outstanding as of the May 9, 2014 record date for the meeting.

“Today’s strong show of support underscores the value our merger brings to stockholders,” said Gary Dickerson, President and CEO of Applied Materials. “The combination will enable us to accelerate development of breakthrough products to solve our customers’ high-value problems better, faster and at lower cost.”

Applied Materials and Tokyo Electron are joining together to create a new global innovator for the semiconductor and display industries. This combination brings together complementary leading technologies and products to create an expanded set of capabilities in precision materials engineering and patterning.

The closing of the business combination remains subject to customary conditions set forth in the Business Combination Agreement, including review by regulators in various countries. Applied Materials expects the transaction to close in the second half of 2014.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to those regarding the proposed business combination (the “Business Combination”) between Applied and Tokyo Electron Limited (“TEL”). These statements may discuss the anticipated manner, terms and conditions upon which the Business Combination will be consummated, trends and the future performance of their businesses, the synergies of Applied and TEL, and similar matters. Forward-looking statements may contain words such as “expect,” “believe,” “may,” “can,” “should,” “will,” “forecast,” “anticipate” or similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the ability of the parties to consummate the Business Combination in a timely manner or at all; Applied’s and TEL’s ability to successfully integrate their operations and businesses, and realize synergies expected to result from the Business Combination; unknown, underestimated or undisclosed commitments or liabilities; the level of demand for the combined companies’ products; Applied’s and TEL’s ability to develop, deliver and support a broad range of products, expand their markets and develop new markets; and other risks described in Applied’s filings with the Securities and Exchange Commission (“SEC”) and the S-4 registration statement filed with the SEC by TEL-Applied Holdings B.V. (“HoldCo”). All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. Except as required under applicable law, neither Applied nor HoldCo undertakes any obligation to update any forward-looking statements.

About Applied Materials

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in precision materials engineering solutions for the semiconductor, flat panel display and solar photovoltaic industries. Our technologies help make innovations like smartphones, flat screen TVs and solar panels more affordable and accessible to consumers and businesses around the world. Learn more at www.appliedmaterials.com.

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CONTACT:

Kevin Winston (editorial/media) 408.235.4498

Michael Sullivan (financial community) 408.986.7977